EXECUTION COPY










                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                            PARAGON DYNAMICS, INC.

                                 ZANETT, INC.

                       ZANETT INC. MERGER SUB PDI, INC.

                                     and

                  THE SHAREHOLDERS OF PARAGON DYNAMICS, INC.


                         Dated as of January 31, 2003

                              TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND CONSTRUCTION                                    1

ARTICLE II. THE MERGER                                                     8

ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; MERGER CONSIDERATION                             9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PDI                         16

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PDI SHAREHOLDERS         35

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.      37

ARTICLE VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION                 40

ARTICLE VIII. COVENANTS.                                                  42

ARTICLE IX. CONDITIONS TO CLOSING.                                        45

ARTICLE X. MISCELLANEOUS.                                                 47

                        AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of January 31, 2003, among PARAGON DYNAMICS, INC., a Colorado corporation ("PDI"), ZANETT, INC., a Delaware corporation ("Parent"), ZANETT INC. MERGER SUB PDI, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the shareholders of PDI identified on the signature page(s) hereto (each, a "PDI Shareholder" and, together, the "PDI Shareholders").

                             W I T N E S S E T H:

     WHEREAS, each of the Boards of Directors of PDI, Parent and Merger Sub have approved the merger of PDI with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law and the Colorado Business Corporation Act;

     WHEREAS, Parent, Merger Sub, PDI and the PDI Shareholders desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger; and

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, representations, warranties, covenants and agreements of the parties hereto agree as follows:

                   ARTICLE I.  DEFINITIONS AND CONSTRUCTION

     1.1   Definitions

     "Affiliate" shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     "Benefit Plans" shall mean any profit sharing, group insurance, medical, dental and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, or collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by a party, or any other employee welfare or benefit agreements, plans or arrangements, as defined in Section 3(3) of ERISA, any plan created in accordance with Section 125 of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs, established for the benefit of a party's former or current officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement plan or agreement.

     "Books and Records" shall mean (i) the minute books containing the minutes of all meetings and written consents of the shareholders and directors (and all committees thereof), shareholder seal of PDI, and (ii) all books and records of PDI prior to the Closing Date, including customer lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records.

     "Business" shall mean the business currently carried on by PDI pursuant to which PDI provides information technology consulting services.

     "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the State of New York.

     "Cash Percentage Interest" shall mean the quotient obtained by dividing one by the number of Cash Election Shares (as defined in Section 3.2(a)(i) hereof) issued and outstanding immediately prior to the Effective Time.

     "CBCA" shall mean the Colorado Business Corporation Act, as amended.

     "Closing" shall mean the exchange of the Shares for the Initial Cash Payment and Initial Stock Payment as set forth herein.

     "Closing Balance Sheet" shall mean the balance sheet of PDI included in the Final Closing Financial Statements.

     "Closing Date" shall mean the date on which the Closing is completed.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Contingent Payment EBITDA Target" means (i) for the first Performance Period, $1,040,000, (ii) for the second Performance Period, $1,352,000, and
(iii) for the third Performance Period, $1,757,600.

     "Current Assets" shall mean, in respect of any period, all assets expected to be converted into cash or otherwise realized in the twelve months following the balance sheet date and recorded as current assets in PDI's Financial Statements and the Closing Financial Statements in accordance with GAAP, including, but not limited to, cash and cash equivalents, accounts receivable, notes receivable, interest receivable, prepaid expenses, and current assets and any provisions recorded thereon.

     "Current Liabilities" shall mean, in respect of any period, all liabilities expected to be settled in the twelve months following the balance sheet date and recorded as current liabilities in PDI's Financial Statements and the Closing Financial Statements in accordance with GAAP, including, but not limited to, accounts payable, accrued expenses, accrued payroll liabilities, interest payable, deferred revenue and the current portion of any debt obligations.

     "DGCL" shall mean the Delaware General Corporation Law, as amended.

     "Disclosure Documents" shall mean all agreements and documents referred to in any of the Schedules, together with all other agreements and documents disclosed by PDI to Parent during Parent's due diligence investigation conducted prior to the Closing Date.

      "EBITDA" means, for any period, earnings before (i) interest income and interest expense, (ii) taxes based on income, and (iii) depreciation and amortization expense for that period, calculated in accordance with GAAP.

     "EBITDA Target" means (i) for the first Performance Period, $920,000,
(ii) for the second Performance Period, $1,058,000, and (iii) for the third Performance Period, $1,216,700.

     "Encumbrance" shall mean a mortgage, charge, pledge, lien, option, restriction, claim, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

     "Environmental Laws" means all federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives or judicial or administrative orders, agreements or settlements relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases or threatened releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42
U.S.C.    9601 et seq.), the Hazardous Materials Transportation Law (49
U.S.C.    5101 et seq.), the Resource Conservation and Recovery Act (42
U.S.C.    6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
   1251 et seq.), the Clean Air Act (42 U.S.C.    7401 et seq.), the Toxic
Substances Control Act (15 U.S.C.    2601 et seq.), the Oil Pollution Act (33
U.S.C.    2701 et seq.), the Emergency Planning and Community Right-to-Know
Act (42 U.S.C.    11001 et seq.), the Occupational Safety and Health Act (29
U.S.C.    651 et seq.), each as amended to date and all other state laws similar to any of the above.

      "Environmental Liabilities" means all liabilities of PDI that (i) arise under or relate to violations of Environmental Laws or arise in connection with or related to any matter disclosed or required to be disclosed on Schedule 4.20 and (ii) are attributable to actions or omissions occurring or conditions existing on or prior to the Closing Date.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Net Working Capital" shall be equal to $760,000.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

     "Final Performance Period" shall mean the three-year period commencing on February 1, 2003 and ending on January 31, 2006.

     "Financial Statements" shall mean PDI's unaudited balance sheets as of December 31, 1999, 2000, 2001 and 2002 and related statements of income, statements of change in shareholders' equity and statements of cash flows for such years, each prepared in accordance with GAAP.

     "GAAP" shall mean, at any particular time, accounting principles generally accepted in the United States of America, consistently applied on a going concern basis and, with respect to interim financial statements, subject to normal year-end adjustments.

     "Hazardous Substances" means all elements, compounds, substances, matrices or mixtures ("Materials or Substances") that are hazardous, toxic, ignitable, reactive or corrosive including, without limitation, the following: (i) all Materials or Substances (whether or not wastes, contaminants or pollutants) that are or become regulated by any of the Environmental Laws; (ii) all Materials or Substances that are or become defined or described by any of the Environmental Laws as "hazardous" or "toxic" or a "pollutant," "contaminant," "hazardous substance," "hazardous waste," "extremely hazardous waste," "acutely hazardous waste" or "acute hazardous waste;" and (iii) petroleum, including crude oil or any fraction thereof, asbestos, including asbestos containing materials, and polychlorinated biphenyls.

     "Management Committee" shall mean the Management Committee appointed from time to time by the Board of Directors of Parent.

     "Net Working Capital" shall mean (i) Current Assets including cash, minus (ii) Current Liabilities, all as recorded on the Closing Balance Sheet.

     "Parent Stock" shall mean the Parent's common stock, $0.001 par value per share.

     "Performance Period" shall mean each of the three successive annual periods commencing on February 1 and ending on January 31 following the Closing Date.

     "Performance Period Financial Statements" shall mean the Quarterly Financial Statements, the Semi-Annual Financial Statements and the Annual Financial Statements.

     "Person" shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

     "Receivables" shall mean the accounts receivable, trade receivables, notes receivable and other receivables arising out of or related to PDI's operations, as of (i) December 31, 2002 and (ii) the close of business on January 31, 2003, determined in accordance with GAAP.

     "Related Agreements" shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement including without limitation the Ownership and Nondisclosure Agreements, the Employment Agreements, the Non-Competition Agreements and the Lock-up Agreements.

     "Reserves" shall mean those reserves for bad debts, contractual adjustments and disallowances, self-insured risks, risk management and unspecified uninsured liabilities, established and maintained by PDI and reflected in the Financial Statements.

     "Schedules" shall mean the disclosure schedules delivered by PDI to Parent pursuant to this Agreement.

     "Shares" shall mean all issued and outstanding shares of (i) PDI's voting common stock, no par value and (ii) PDI's non-voting common stock, no par value.

     "Stock Percentage Interest" shall mean the quotient obtained by dividing one by the number of Stock Election Shares (as defined in Section 3.2(a)(ii) hereof) issued and outstanding immediately prior to the Effective Time.

     "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including but not limited to, all federal, state local, foreign or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, medicare, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of Tax Returns) and all deficiency assessments, additions to tax, penalties and interest.

     "Tax Returns" shall mean any return, amended return or other report (including but not limited to elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing or governmental authority.

     1.2 Location of Certain Defined Terms. The following terms used in this Agreement are defined in the Section indicated:

          Term                                      Section
          Adjusted Net Working Capital              3.4(c)(i)
          Agreement                                 Preamble
          Annual Financial Statements               8.5(c)
          Annual Deposit Requirement                3.4(d)
          Articles of Merger                        2.2
          Balance Sheet                             4.13(a)
          Balance Sheet Date                        4.13(a)
          Cash Merger Consideration                 3.3(a)
          Catch-up Cash Deposit                     3.4(f)
          Catch-up Statement                        3.4(f)
          Certificate of Merger                     2.2
          Claim                                     4.9(a)
          Closing Date                              2.3
          Confidential Information                  8.2
          Contingent Cash Payment                   3.3(a)(ii)
          Contingent Stock Payment                  3.3(b)(ii)
          Contracts                                 4.10(i)
          Damages                                   7.2(a)
          Default                                   4.10(i)
          Disputed Amounts                          8.6
          Effective Time                            2.2
          Employment Agreements                     9.2(g)
          Exchange Act                              6.1(b)
          Existing Long Term Debt                   8.9
          Final Adjusted Net Working Capital        3.4(c)
          Final Closing Financial Statements        3.4(c)
          Final Contingent Stock Payment            3.3(b)(iii)
          Final Performance Period Requirement      3.4(g)
          Final Purchase Price Adjustment           3.4(c)
          Indemnified Party                         7.3
          Indemnifying Party                        7.3
          Independent Accounting Firm               8.7
          Initial Cash Payment                      3.3(a)(i)
          Initial Stock Payment                     3.3(b)(i)
          Intellectual Property                     4.15(a)
           Laws                                     4.18(a)
           Lock-up Agreements                       9.2(h)
           Material adverse change                  1.3
           Merger                                   Preamble
           Merger Sub                               Preamble
           Merger Sub Common Stock                  6.1(d)
           Ownership and Nondisclosure Agreement    4.15(g)
           Parent                                   Preamble
           Parent Account                           3.4(d)
           Parent Closing Financial Statements      3.4(c)(i)
           Parent Financials                        6.4(b)
           Parent Indemnified Parties               7.2(a)
           Parent Option                            8.4
           Parent SEC Report                        6.4(a)
           PDI                                      Preamble
           PDI Indemnified Parties                  7.2(b)
           PDI Shareholders                         Preamble
           PDI Shareholders Closing Financial Statements     3.4(c)(ii)
           Performance Period Requirements                   3.4(d)
           Quarterly Financial Statements                    8.6(a)
           Quarterly Deposit Requirement            3.4(d)
           Regulation D                                      5.2
           Securities Act                                    6.4
           SEC                                      6.4
           Semi-Annual Deposit Requirement                   3.4(d)
           Semi-Annual Financial Statements                  8.5(b)
           Stock Merger Consideration                        3.3(b)
           Subsequent Quarter                                3.4(f)
           Surviving Corporation                    2.1

     1.3   Construction.

          (a) The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

          (b) As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

          (c) The words "hereof", "herein", and "hereunder", and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (d) All references herein to Sections, Schedules or Exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement, unless specified to the contrary. All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

          (e) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

          (f) "To the knowledge", "to the best knowledge, information and belief" or any similar phrase shall be deemed to mean that an individual or the directors or executive officers of an entity (i) is actually aware of a particular fact or matter or (ii) could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

          (g) "Material adverse change" or "material adverse effect" means, with respect to a specified party, any change or effect, as the case may be, that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, prospects or financial position of such party and its subsidiaries taken as a whole.

          (h) The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

                    ARTICLE II.  THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the CBCA, at the Effective Time (as defined in Section 2.2 hereof), PDI shall be merged with and into Merger Sub in accordance with the provisions of Section 252 of the DGCL and Section 7-111-106 of the CBCA. Following the Effective Time, the separate existence of PDI shall cease, and Merger Sub shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") as a business corporation incorporated under the laws of the State of Delaware under the name "Paragon Dynamics, Inc." and shall succeed to and assume all the rights and obligations of PDI in accordance with the DGCL and the CBCA.

     2.2 Effective Time Of The Merger. The Merger shall become effective at such time (the "Effective Time") as a duly executed Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware and duly executed Articles of Merger (the "Articles of Merger") are filed with the Secretary of State of the State of Colorado.

     2.3 Closing. The Closing will occur simultaneously with the execution of this Agreement. The Closing shall be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, PA 19103-6996 fax: (215) 988-2757 or at such other place as Parent, Merger Sub and PDI may agree.

     2.4   Surviving Corporation.

          (a) The certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

          (b) The by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, until duly amended in accordance with their terms and as provided by the certificate of incorporation of the Surviving Corporation and the DGCL.

          (c) Those individuals designated as directors on Schedule 2.4 shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

          (d) Those individuals designated as officers on Schedule 2.4 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws

          (e) If at any time after the Effective Time, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of PDI by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

        ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; MERGER CONSIDERATION

     3.1 Effect on Merger Sub Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     3.2   Effect on Shares; Exchange of Certificates.

          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

               (i) for each Share with respect to which an election to receive cash has been effectively made on Schedule 3.2 (collectively, the "Cash Election Shares"), the right to receive one Cash Percentage Interest of the Cash Merger Consideration; and

               (ii) for each Share with respect to which an election to receive stock has been effectively made on Schedule 3.2 (collectively, the "Stock Election Shares"), the right to receive one Stock Percentage Interest of the Stock Merger Consideration; and

          (b) At the Closing, immediately after the Effective Time, the PDI Shareholders shall surrender to the Surviving Corporation all of the outstanding certificates representing the Cash Election Shares in exchange for the Cash Merger Consideration payable to the PDI Shareholders at Closing.

          (c) At the Closing, immediately after the Effective Time, the PDI Shareholders shall surrender to the Surviving Corporation all of the outstanding certificates representing the Stock Election Shares in exchange for the Stock Merger Consideration payable to the PDI Shareholders at Closing.

          (d) Until such certificates are surrendered, outstanding certificates formerly representing Cash Election Shares shall be deemed for all purposes as evidencing the right to receive the Cash Merger Consideration into which such Shares have been converted as though said surrender and exchange had taken place. In no event will a holder of Cash Election Shares be entitled to interest on the Cash Merger Consideration payable in respect of such Shares.

          (e) Until such certificates are surrendered, outstanding certificates formerly representing Stock Election Shares shall be deemed for all purposes as evidencing the right to receive the Stock Merger Consideration into which such Shares have been converted as though said surrender and exchange had taken place. In no event will a holder of Stock Election Shares be entitled to interest on the Stock Merger Consideration issuable in respect of such Shares.

   3.3   Merger Consideration.

          (a)   The "Cash Merger Consideration" shall consist of:

               (i) $1,200,000 of cash payable to the PDI Shareholders at the Closing in accordance with Section 3.4(a), subject to adjustment in accordance with Section 3.4(c) below (the "Initial Cash Payment"); and

               (ii)   up to $1,200,000 of cash payable to the PDI
Shareholders after the Closing in accordance with Section 3.4(d) (the "Contingent Cash Payments").

          (b)   The "Stock Merger Consideration" shall consist of:

               (i) up to a number of shares of Parent Stock calculated by dividing $1,200,000 by the average closing price of a share of Parent Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the day prior to the Closing Date, such shares to be issuable to the PDI Shareholders at the Closing in accordance with Section 3.4(b) (the "Initial Stock Payment"). Parent shall not be required to issue any fractional shares or scrip with respect to the Initial Stock Payment. All fractional shares shall be rounded up to the nearest whole number of shares of Parent Stock;

               (ii) up to a number of shares of Parent Stock calculated by dividing $1,200,000 by the average closing price of a share of Parent Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the day prior to the applicable issuance date, such shares to be issuable to the PDI Shareholders after the Closing in accordance with Section 3.4(e) (the "Contingent Stock Payments"). Parent shall not be required to issue any fractional shares or scrip with respect to the Contingent Stock Payments.
All fractional shares shall be rounded up to the nearest whole number of shares of Parent Stock; and

               (iii) up to a number of shares of Parent Stock calculated by dividing $800,000 by the average closing price of a share of Parent Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the day prior to the applicable issuance date, such shares to be issuable to the PDI Shareholders after the Closing in accordance with Section 3.4(g) (the "Final Contingent Stock Payment"). Parent shall not be required to issue any fractional shares or scrip with respect to the Final Contingent Stock Payment. All fractional shares shall be rounded up to the nearest whole number of shares of Parent Stock.

     3.4   Payment of Merger Consideration.

          (a) Initial Cash Payment. Subject to Section 3.4(c) below, at the Closing, upon surrender to Parent of certificates representing all and not less than all of the Cash Election Shares issued and outstanding immediately prior to the Effective Time, Parent shall pay to each PDI Shareholder an amount of cash equal to the product of (i) the number of Cash Election Shares held by such PDI Shareholder immediately prior to the Effective Time, (ii) the Cash Percentage Interest, and (iii) the Initial Cash Payment. The Initial Cash Payment will be payable by means of wire transfers to accounts specified in writing to Parent not less than five Business Days before the Closing Date.

          (b) Initial Stock Payment. At the Closing, upon surrender to Parent of certificates representing all and not less than all of the Stock Election Shares issued and outstanding immediately prior to the Effective Time, Parent shall issue and deliver to each PDI Shareholder a certificate, registered in the name of such PDI Shareholder, representing a number of shares of Parent Stock equal to the product of (i) the number of Stock Election Shares held by such PDI Shareholder immediately prior to the Effective Time, (ii) the Stock Percentage Interest, and (iii) the Initial Stock Payment.

          (c)   Adjustment.

               (i) Within 60 days after the Closing Date, with the cooperation and support of the PDI Shareholders and the Surviving Corporation, Parent shall cause to be prepared unaudited financial statements, including a balance sheet and statements of income, changes in stockholders' equity and cash flow, of PDI as of the Closing Date (the "Parent Closing Financial Statements"). Parent shall deliver the Parent Closing Financial Statements to the PDI Shareholders, together with an initial calculation of the adjusted Net Working Capital (the "Adjusted Net Working Capital").

               (ii) The PDI Shareholders shall have 30 days after the receipt of the Parent Closing Financial Statements to review and to provide written notice of its acceptance of, or disagreement with, such statements. In case of disagreement, the PDI Shareholders shall deliver to Parent within such 30-day period restated Closing Financial Statements of PDI as of the Closing Date (the "PDI Shareholders Closing Financial Statements"), together with a statement setting forth in reasonable detail, the revised Adjusted Net Working Capital. If no such notice is sent within such 30-day period, then the initial calculation of the Adjusted Net Working Capital shall constitute the "Final Adjusted Net Working Capital".

               (iii) Unless Parent objects in writing within 15 days after receipt of the PDI Shareholders Closing Financial Statements referred to above to the completeness or accuracy of such statements, such PDI Shareholders Closing Financial Statements shall constitute the "Final Closing Financial Statements" and the revised Adjusted Net Working Capital shall constitute the "Final Adjusted Net Working Capital". In the event Parent makes such objection within such 15-day period, the PDI Shareholders and Parent each agree to use their best efforts to resolve the dispute. In the event such dispute is not resolved within 20 days following a notice of objection, Parent or the PDI Shareholders may elect to have the dispute resolved by any Big Four accounting firm independent of Parent, PDI and the PDI Shareholders. The PDI Shareholders and Parent hereby agree that the results of such independent accounting firm shall be conclusive and binding on each of them and the financial statements and Purchase Price Adjustment as approved by such firm shall constitute the "Final Closing Financial Statements" and the "Final Adjusted Net Working Capital". The Surviving Corporation, the PDI Shareholders and Parent each agree to pay one-third of the fees and disbursements of such accounting firm.

               (iv) If the Final Adjusted Net Working Capital is equal to the Estimated Net Working Capital, then there shall be no re-payment from the PDI Shareholders to Parent and the Parent shall not be required to pay any additional cash in respect of the Initial Cash Payment to the PDI Shareholders. If the Final Adjusted Net Working Capital is less than the Estimated Net Working Capital, then the PDI Shareholders shall pay to Parent an amount equal to such difference, by wire transfer of immediately available funds within five Business Days. If the Final Adjusted Net Working Capital is greater than the Estimated Net Working Capital, then Parent shall pay to the PDI Shareholders an amount equal to such excess, by wire transfer of immediately available funds within five Business Days.

          (d) Contingent Cash Payment. For each Performance Period, upon complete satisfaction of the Performance Period Requirements set forth below, Parent shall pay each PDI Shareholder an amount of cash determined in accordance with the following formula:

          CCP     =     CES * CPI * 400,000
     Where:

          CCP     =     The amount of cash payable by Parent to such PDI
Shareholder
                        with respect to such Performance Period.

          CES     =     The number of Cash Election Shares held by such PDI
Shareholder                         immediately prior to the Effective Time.

          CPI     =     The Cash Percentage Interest.

With respect to each Performance Period, the requirements set forth in paragraphs 1-6 below (the "Performance Period Requirements") must be satisfied as a condition precedent to Parent's obligation to pay the Contingent Cash Payments for such Performance Periods:

          1. During each Performance Period, the EBITDA of the Surviving Corporation must be equal to or exceed that Performance Period's EBITDA Target; and

          2. During each Performance Period, the Surviving Corporation must, and Parent shall permit Surviving Corporation to, deposit in an account in a commercial bank depository to be designated by and under the control of Parent (the "Parent Account"), an aggregate amount of cash equal to or exceeding $725,000 for each applicable Performance Period (the "Annual Deposit Requirement"); provided, however, that the PDI Shareholders shall have the right to elect that the Surviving Corporation apply future Catch-Up Cash Deposits to such Performance Period to the extent necessary to meet the Annual Deposit Requirement;

          3. During each of the semi-annual six-month periods during each Performance Period, the Surviving Corporation must, and Parent shall permit Surviving Corporation to, deposit in Parent Account an aggregate amount of cash equal to or exceeding $362,500 (the "Semi-Annual Deposit Requirement") and such deposit shall be applied to the Annual Deposit Requirement for such Performance Period;

          4. During the four quarterly periods during each Performance Period, the Surviving Corporation must, and Parent shall permit Surviving Corporation to, deposit in Parent Account an aggregate amount of cash equal to or exceeding $175,000 in three out of the four quarterly periods and $100,000 in one of the four quarterly periods (the "Quarterly Deposit Requirement") and such deposit shall be applied to the Semi-Annual Deposit Requirement and Annual Deposit Requirement for such Performance Period; provided, however, that the PDI Shareholders shall have the right to elect that the Surviving Corporation apply Cash Deposits in excess of $175,000 in any quarterly period to the subsequent quarterly period to meet the Quarterly Deposit Requirement for such subsequent period;

          5. Procuring and maintaining key-man life insurance in the amount of $2,400,000 for each of Douglas L. Hartmann and Roger D. Stapleton, with Parent listed as owner and beneficiary of such policies; and

          6. With respect to each of Douglas L. Hartmann and Roger D. Stapleton, such PDI Shareholder shall be in compliance with Section 14 of the Employment Agreement (as defined in Section 9.2(g) hereof) to which such PDI Shareholder is a party. With respect to Jeffrey J. Byrnes, such PDI Shareholder shall be in compliance with Sections 1, 2, 3 and 4 of the Non-Competition Agreement (as defined in Section 9.2(g) hereof) to which such PDI Shareholder is a party. For purposes of this Section 3.4(d), any attempt by any PDI Shareholder to have the above referenced sections of the Employment Agreements or the Non-Competition Agreement to which such PDI Shareholder is a party deemed void or unenforceable by a court of law or equity shall be deemed to be a violation of the Performance Period Requirements with respect to such PDI Shareholder.

          (e) Contingent Stock Payment. Upon complete satisfaction of the Performance Period Requirements, for each Performance Period, Parent shall deliver to each PDI Shareholder a certificate representing a number of shares of Parent Stock (not to exceed in value $400,000 in the aggregate for each Performance Period based upon the 10-day trading average of a share of Parent Stock prior to the applicable issuance date) determined in accordance with the formula set forth below within 30 days of Parent's delivery to the PDI Shareholders of the applicable Performance Period Financial Statements (which delivery shall not be later than 30 days following the end of such Performance Period):

          CSP     =     SES * SPI * (400,000 / ZTA)

     Where:

          CSP     =     The number of shares of Parent Stock issuable by
Parent to    such                 PDI Shareholder with respect to
such Performance Period.

          SES     =     The number of  Stock Election Shares held by such PDI
                                    Shareholder immediately prior to the
Effective Time.

          SPI     =     The Stock Percentage Interest.

          ZTA     =     The average closing price of a share of Parent Stock
as reported on                      NASDAQ for the ten (10) consecutive
trading days ending on the                             date immediately
preceding the issue date.

With respect to each Performance Period, the Performance Period Requirements must be satisfied as a condition precedent to Parent's obligation to issue and deliver the Contingent Stock Payments for such Performance Period.

          (f) Catch-up Payments. In the event that the 2nd, 3rd or 4th Performance Period Requirements have not been completely satisfied for the first or second Performance Period, and as a result the PDI Shareholders do not receive the Contingent Cash Payment or the Contingent Stock Payment for such Performance Period, then, within 30 days following the end of the three-month period immediately following the end of such Performance Period (a "Subsequent Quarter"), the PDI Shareholders may (i) prepare and deliver to Parent a statement (a "Catch-up Statement") that specifies an amount of cash from such Subsequent Quarter that has been deposited in the Parent Account to fulfill the Quarterly Deposit Requirement for such Subsequent Quarter as set forth in the Quarterly Financial Statements for such fiscal quarter to be applied to the unsatisfied Annual Deposit Requirement, Semi-Annual Deposit Requirement and/or Quarterly Deposit Requirement from such prior Performance Period (a "Catch-up Cash Deposit"). Within 30 days after receiving a Catch-up Statement, Parent shall pay the Contingent Cash Payment and issue the Parent Stock representing the Contingent Stock Payment for such Performance Period. Any amount of cash that is borrowed from or applied during a Subsequent Quarter to satisfy the Performance Period Requirement for the prior Performance Period shall, for purposes of this Article III, not be counted towards meeting the Annual Deposit Requirements, Semi-Annual Deposit Requirements or Quarterly Deposit Requirements for the Performance Period that includes the Subsequent Quarter. In the event that the Surviving Corporation has deposited in the Parent Account during the three Performance Periods taken as a whole a combined amount of cash equal to or higher than $2,175,000 then within 30 days after the end of the third Performance Period, the PDI Shareholders may issue a Catch-up Statement that recalculates the Contingent Cash Payment and Contingent Stock Payment for any Performance Period in respect of which no contingent payment was previously made, subject to the Surviving Corporation satisfying the other Performance Period Requirements for such Performance Period. Contingent Cash Payments and Contingent Stock Payments made under this Section 3.4(f) instead of under Sections 3.4(d) or (e) shall be considered "Merger Consideration" under this Agreement.

          (g)   Final Contingent Stock Payment. Upon complete satisfaction of the Final Performance Period Requirement set forth below, Parent shall deliver to each PDI Shareholder a certificate representing a number of shares of Parent Stock determined in accordance with the formula set forth below within 30 days of Parent's delivery to the PDI Shareholders of the final Performance Period Financial Statements (which delivery shall not be later than 30 days following the end of the Final Performance Period):
          FCSP     =     SES * SPI * (800,000 / ZTA)

     Where:

          FCSP     =     The number of shares of Parent Stock issuable by
Parent to    such                              PDI Shareholder with respect
to the Final Performance Period.

          SES     =     The number of  Stock Election Shares held by such PDI
                        Shareholder immediately prior to the Effective Time.

          SPI     =     The Stock Percentage Interest.

          ZTA     =     The average closing price of a share of Parent Stock
as reported on                          NASDAQ for the ten (10) consecutive
trading days ending on the                                date immediately
preceding the issue date.

During each Performance Period, the EBITDA of the Surviving Corporation must be equal to or exceed that Performance Period's Contingent Payment EBITDA Target (the "Final Performance Period Requirement") as a condition precedent to Parent's obligation to issue and deliver the Final Contingent Stock Payment.

          (h) Taxes. All Taxes incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the Surviving Corporation, excluding any such Taxes incurred by a holder of Shares. The PDI Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for PDI for all periods prior to the Closing Date which are filed after the Closing Date. The PDI Shareholders shall permit the
Surviving Corporation to review and comment on each such Tax Return described in the preceding sentence. All Tax sharing agreements or similar agreements with respect to or involving
PDI shall be terminated as of the Closing Date and, after the Closing Date, Surviving Corporation shall not be bound thereby or have any liability thereunder.

             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PDI

     As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, PDI and the PDI Shareholders hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by Parent and Merger Sub regardless of any investigation made or information obtained by or on behalf of Parent:

     4.1   Organization; Qualification and Capital Stock; Corporate Records.

          (a) PDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its Business as now being conducted.

          (b) PDI is duly qualified to do business and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, listed on Schedule 4.1(b), except for such failures to be so qualified which would not have a material adverse effect.

          (c) The names of the directors and officers of PDI, together with the offices they hold, are set forth on Schedule 4.1(c). Attached to
Schedule 4.1(c) are true and complete copies of (i) the articles of incorporation of PDI, together with all amendments thereto and (ii) the by-laws of PDI, together with all amendments thereto, as currently in effect.

          (d) The authorized capital stock of PDI consists of (i) 10,000,000 shares of voting common stock, 3,100,000 of which shares are duly and validly issued and outstanding, are fully paid and non-assessable, (ii) 1,000,000 shares of non-voting common stock, 300,000 of which shares are duly and validly issued and outstanding, are fully paid and non-assessable. Other than the Shares, since its date of incorporation, PDI has not issued any shares of its capital stock, nor has PDI effected any stock split or otherwise changed its capitalization.

          (e) None of the outstanding shares of PDI's capital stock has been issued in violation of any preemptive rights of the current or past shareholders of PDI, or any stock purchase agreement or other agreement to which PDI was or is a party or bound.

          (f) There are no issued or outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PDI, or contracts, commitments, understandings or arrangements by which PDI is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

          (g) Except as set forth on Schedule 4.1(g), since December 31, 2001, PDI has not (i) paid any dividend to any of its equity owners, (ii) made any other distribution on or with respect to, or redeemed or otherwise acquired, any equity interest in PDI, (iii) made or permitted any change in the authorized, issued, or treasury shares of its equity securities, or (iv) taken any action which, if taken after the date of this Agreement, would require the prior written consent of Parent and/or Merger Sub pursuant to this Agreement. There is no liability for dividends declared or accumulated but unpaid with respect to any of the Shares.

          (h) PDI has not made any distributions to any holders of Shares or participated in or effected any issuance, exchange or retirement of Shares, or otherwise changed the equity interests of holders of Shares in contemplation of effecting the Merger within the one year immediately preceding the date of this Agreement.

          (i) Except as set forth on Schedule 4.1(i), PDI has not conducted business under any name other than its own. Schedule 4.1(i) includes a list of all of PDI's fictitious name registrations.

          (j) Subject to the satisfaction of the conditions precedent set forth herein, PDI has the corporate power to execute, deliver and perform this Agreement and the Related Agreements to which PDI is a party, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its certificate of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the Related Agreements. The execution and delivery of this Agreement has been approved by the Board of Directors of PDI. This Agreement is a valid obligation of PDI, legally binding upon it and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (k) The Books and Records of PDI are complete and correct and have been maintained in accordance with good business practice. True and complete copies of all minutes, resolutions, stock certificates and stock transfer ledgers of PDI are contained in the minute books and stock transfer ledgers that have been delivered to the Parent for inspection and will be delivered to the Parent at the Closing. The minute books, stock certificate books, stock transfer records and such other books and other corporate records as may be requested by Parent, are complete and correct in all material respects.

     4.2   No Violations of Laws or Agreements, Consents or Defaults.

          (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of incorporation or by-laws of PDI or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over PDI, any assets of PDI or the PDI Shareholders.

          (b) Except as set forth in Schedule 4.2(b), the delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which PDI or any of the PDI Shareholders is party, by which it or any of the PDI Shareholders is bound, or to which any of PDI's property is subject, and no consent or approval is required from any third party for the Merger.

          (c) PDI is not in default under, or in violation of any provision of, its certificate of incorporation, by-laws, any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment, or any other agreement that is material to the Business of PDI.

     4.3 No Subsidiaries. Except as disclosed on Schedule 4.3, PDI does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. PDI is not a party to any joint venture or partnership.

     4.4   Financial Information.

          (a) Attached hereto as Schedule 4.4(a) are true and complete copies of the Financial Statements. Except as set forth on Schedule 4.4(a), the Financial Statements have been prepared in accordance with GAAP (except as may be disclosed therein), fairly present in all material respects the financial position and the results of operations, changes in shareholders equity and cash flows of PDI as of the dates and for the periods indicated, and do not include or omit any material fact, the result of which inclusion or omission is to make the Financial Statements materially misleading. The Financial Statements provide in all material respects for all bad and doubtful debts, material liabilities (actual, contingent, deferred or otherwise) and material financial commitments existing as of the dates thereof.

          (b) Except for obligations incurred in the ordinary course of business since December 31, 2002, PDI has no material unrecorded liability or obligation required to be reflected or disclosed in the Financial Statements under GAAP which is not so reflected or disclosed, and PDI has no material liability or obligation in the amount of $25,000 or more, whether accrued, absolute, contingent or otherwise, as of the respective dates of the Financial Statements not required to be reflected or disclosed in the Financial Statements.

          (c) Except as set forth on Schedule 4.4(c), there are no liabilities or obligations of PDI whether known or unknown, asserted or unasserted, absolute or contingent accrued or unaccrued, liquidated or unliquidated, due or to become due, required in accordance with GAAP to be reserved against or disclosed in the Financial Statements, which, are not so reserved or disclosed, nor is there any past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against PDI giving rise to any such liability or obligation.

          (d) Except as disclosed on Schedule 4.4(d) and to the knowledge of Parent, the Financial Statements do not reflect any material income or expense that was unusual in nature, nonrecurring, extraordinary, or otherwise not in the ordinary course of PDI's Business, consistent with past practices.

          (e) All tangible assets used by PDI in the Business are reflected in the Financial Statements.

     4.5 Absence of Certain Changes. Since December 31, 2002, except as set forth on Schedule 4.5, PDI has conducted the Business only in the ordinary course and consistent with past practice, and has not:

          (a) suffered any material adverse change in its operations, condition, financial or otherwise, assets, liabilities, earnings or working capital;

          (b) except to the knowledge of Parent, incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business and consistent with past practice (including obligations or liabilities arising from one transaction or a series of related or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (c) declared, set aside or paid any dividend or distribution in respect of shares of the capital stock of PDI or redeemed, purchased or otherwise acquired any PDI capital stock;

          (d) issued, delivered, or sold, or authorized the issuance, delivery or sale of, any share of capital stock or any option or rights with respect thereto, or modification or amendment of any right of any holder of outstanding shares of capital stock or options with respect thereto;

          (e) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent, known or unknown, or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

          (f) permitted or allowed any of the assets or properties of PDI to be subjected to any mortgage, pledge, lien, security interest encumbrance, restriction or charge of any kind;

          (g) written down the value of any inventory or written off as uncollectible any notes or accounts receivable;

          (h) canceled any debts, or waived any claims or rights of substantial value;

          (i) sold, transferred or otherwise disposed of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

          (j) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any person other than an Affiliate any invention, discovery, know-how, trade secret, formula, process or other intellectual property not theretofore a matter of public knowledge;

          (k) granted any general increase in the compensation of employees of PDI (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of PDI in excess of merit increases consistent with past practice, and no such increase is customary on a periodic basis or required by agreement or understanding;

          (l) made any capital expenditure or commitment for capital expenditures, other than those capital expenditures or commitments that have been paid in full;

          (m) made any change in any method of accounting or accounting practice or failed to maintain the books and records of PDI in the ordinary course of business and consistent with past practice;

          (n) failed to maintain any of its properties or equipment in good operating condition and repair, subject to ordinary wear and tear;

          (o) failed to maintain in full force and effect all existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or, to its knowledge, taken or failed to take any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

          (p) entered into any transaction or made or entered into any material contract or commitment, or terminated or amended any material contract or commitment, except in the ordinary course of business and consistent with past practice, and not in excess of current requirements;

          (q) taken any action that could reasonably be expected to have a material adverse effect on the business organization of PDI or PDI's current relationships with its customers, employees, suppliers, distributors, advertisers, subscribers or others having business relationships with PDI; or

          (r) agreed in writing or otherwise to take any action with respect to any of the matters described in this Section 4.5.

     4.6 Licenses; Regulatory Approvals. PDI holds all licenses, certificates and other regulatory approvals required or necessary to be applied for or obtained in connection with the Business as presently conducted by PDI. All such licenses, certificates and other approvals are listed on Schedules 4.6 Except as set forth on Schedule 4.6, all such licenses, certificates and other regulatory approvals relating to the Business, operations and facilities of PDI are in full force and effect. Any and all past litigation concerning such licenses, certificates and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since the Balance Sheet Date such adjudication has not had a material adverse effect on PDI. Except as set forth on Schedule 4.6, no such license, certificate or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legislative or administrative), arbitration or other process is pending, or to the best knowledge of PDI, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate or regulatory approval.

     4.7   Regulatory Matters.

          (a) Except as may be disclosed in Schedule 4.7(a), (i) PDI is not the subject of any outstanding, and is not aware of any threatened, investigation, audit, review or other examination of PDI by any federal or state governmental agency having supervisory or regulatory authority with respect to PDI or the Business, and (ii) PDI is not subject to, nor has PDI received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with any federal or state governmental agency having supervisory or regulatory authority with respect to PDI or the Business.

          (b) PDI is not aware of any proposed or pending change in any law or regulation affecting the Business which would materially adversely affect the operations, financial condition or prospects of PDI.

     4.8   Tax Matters.

          (a) Except as set forth on Schedule 4.8(a), PDI has prepared and filed in accordance with applicable laws, rules and regulations all federal, state and local income, franchise, excise, sales, use, real and personal property and other Tax Returns, information statements and reports required to be filed by it, or PDI has prepared and filed appropriate requests for extensions to file such Tax Returns and all such requests have been timely filed and granted and have not expired in accordance with applicable laws, rules and regulations. All such Tax Returns for the last three (3) years have been previously disclosed in full to Parent and are listed on Schedule 4.8(a).

          (b) Except as set forth in Schedule 4.8(b), all such Tax Returns correctly and completely reflect the information required to be presented therein, and PDI has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of Taxes.

          (c) Except as set forth in Schedule 4.8(c), PDI has paid all Taxes that have become due and payable to (or claimed to be due and payable by) any federal, state, county, local, foreign or other taxing authority.
PDI has made full provision or reserve in the Financial Statements for all Taxes for which PDI is or may be accountable with respect to income, profits or gains earned, accrued or received on or before the dates thereof, including distributions made on or before such dates or provided for in such Financial Statements, and full and proper provision has been made in such Financial Statements for deferred Tax in accordance with GAAP and in the aggregate do not materially fail to provide for potential Tax liabilities. All estimated Tax payments that have become due and payable prior to the date of this Agreement have been paid. No claim has ever been made by an authority in a jurisdiction where PDI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PDI.

          (d) PDI has properly withheld from the salaries, wages or other compensation paid or payable to officers, employees or other persons, and has paid to the appropriate federal, state or local taxing authorities, any amounts required to be withheld therefrom under applicable laws, rules or regulations.

          (e) To PDI's knowledge, no event, transaction, act or omission has occurred which could result in PDI becoming liable for any Tax which is primarily or directly chargeable against or attributable to a Person other than PDI or which is charged by reference to the income or gains of another Person. In the event that PDI has been part of a consolidated group of taxpayers, PDI is not liable for any Tax obligations of the other members of the group.

          (f) To PDI's knowledge, no Tax Return (or item in a Tax Return) is currently under audit by any taxing authority, and there are no agreements for the waiver of any statute of limitations in respect of any Taxes or for the extension of time for the assessment or payment of any Tax. PDI is not, and does not expect to be, involved in any material dispute in relation to any Tax matters, and to PDI's knowledge no taxing authority has investigated or indicated that it intends to investigate PDI's Tax matters. PDI is not aware of any facts which may constitute the basis for the proposal of any Tax deficiencies for any unexamined year.

           (g) PDI is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code
 280G (or any corresponding provision of state, local or foreign Tax law) and
(ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). PDI has not been a United States real property holding corporation within the meaning of Code 897(c)(2) during the applicable period specified in Code 897(c)(1)(A)(ii). PDI has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code 6662. PDI is not a party to or bound by any Tax allocation or sharing agreement. PDI
(i) has not been a member of an "Affiliated Group" filing a consolidated federal income Tax Return and (ii) has not liability for the Taxes of any Person under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (h) PDI has not entered into any transaction or course of conduct (other than legitimate, good faith Tax planning) designed in whole or in part to avoid Taxes.

          (i) Since it began business, PDI has been an S corporation in accordance with the provisions of Section 1361 of the Code and will continue to qualify as an S corporation for all periods through the Closing Date. PDI is not, has not and will not be subject to the built-in-gains tax under
Section 1374 of the Code or to the tax on passive income under Section 1375 of the Code. PDI has not and will not acquire any bulk assets from another corporation by purchase, merger or otherwise. Schedule 4.8(i) lists all of the states and localities with respect to which PDI is required to file any corporate, income (or equivalent assessments based upon receipts, revenue or income), sales, use and/or franchise Tax Returns and sets forth whether PDI is treated in such states and localities where it is required to file any income or equivalent Tax Return as the equivalent of an S corporation by or with respect to each such state and/or locality. None of the PDI Shareholders are subject to back-up withholding from any taxing authority.

          (j) PDI will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date in accordance with Code 481 (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Code 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date;
(vi) transfer of intangible property to which Code 367(d) or Code 482 may apply.

     4.9   Litigation Claims.

          (a) There is no action, suit, claim, investigation or proceeding, whether at law or in equity (a "Claim"), pending or, to the knowledge of PDI, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by PDI or the PDI Shareholders in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

          (b) Schedule 4.9(b) sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Claim pending or, to the knowledge of PDI, threatened against or affecting PDI. None of the pending or threatened Claims set forth on Schedule 4.9(b), if adversely determined, would individually or in the aggregate, result in a materially adverse effect on PDI. To the knowledge of PDI no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Claim, other than those listed on Schedule 4.9(b). Except as set forth in
Schedule 4.9(b) there is no outstanding or, to the knowledge of PDI, threatened judgment, injunction, judgment, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming PDI.

          (c) To PDI's knowledge, except as disclosed in Schedule 4.9(c), there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) relating directly or indirectly to any product manufactured or sold, or any services performed, by PDI.

     4.10   Properties, Contracts; Leases and Other Agreements; Bank
Accounts.

          (a)   PDI does not own any real estate.

          (b) All leasehold interests for real property and any material personal property used by PDI in the Business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, the agreements for which are listed on Schedule 4.10(b). To the knowledge of PDI, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of PDI, threatened with respect to such properties. PDI has not assigned or subleased its interests under such leases or the assets covered thereby. Each such lease has been duly and validly executed, is in full force and effect and constitutes the valid and binding agreement of the parties thereto. Any additional business offices maintained by PDI during the past two (2) years are also listed by location on Schedule 4.10(b).

          (c) Except as set forth on Schedule 4.10(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than Affiliates of PDI, PDI does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and any such liability set forth on Schedule 4.10(c) may be prepaid at any time without premium or penalty.

          (d) Except as set forth in Schedule 4.10(d), PDI is not a party to any agreements, contracts or commitments relating to the acquisition of the assets or capital stock of any other business enterprise.

          (e) Except as set forth in Schedule 4.10(e), PDI is not a party to any agreements, loans, contracts, leases, guarantees, letters of credit, lines of credit or commitments of PDI not referred to elsewhere in this Agreement which:

          (i)   involve potential payments by PDI or incurring by PDI
of costs or obligations, of more than $25,000 in the aggregate;
(ii)	involve payments based on profits of PDI;
(iii)	relate to the future purchase of goods or services in
excess of the requirements of the Business at current levels or for normal operating purposes;
(iv)	include powers of attorney or grants of agency by
PDI;
(v)	cannot be canceled by PDI without penalty or premium
on no more than thirty (30) days' notice;
(vi)	were not made in the ordinary course of business; or
(vii)	otherwise materially affect the Business or financial
condition of PDI.

          (f) Except as set forth in Schedule 4.10(f), no contracts material to the Business will terminate or are subject to modification by reason of the Merger and PDI has not received notice, of any potential termination or modification of such contracts.

          (g) Except as set forth in Schedule 4.10(g), neither PDI, not any other party, is in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which PDI is a party, and no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause any party to be in default thereunder.

          (h) Set forth on Schedule 4.10(h) is an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar Person with which PDI has an account, including the account or box number and the names of all persons and entities authorized to draw thereon or have access thereto.

          (i) All material contracts and agreements to which PDI is a party ("Contracts") (i) are valid and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) no Default (as defined below) exists under any Contract either by PDI or by any other party thereto; (iii) PDI is not aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) PDI is not aware of any present intention on the part of any significant customer or supplier or other business partner of PDI to either (a) terminate or significantly change its existing business relationship with PDI either now or in the foreseeable future, or (b) fail to renew or extend its existing business relationship with PDI at the end of the term of any existing contractual arrangement such entity may have with PDI. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract, (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration of any obligation to repay with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

          (j) Set forth on Schedule 4.10(j) is an accurate and complete list showing all Contracts whereby PDI is providing or expects to provide products or services of any kind to a third party.

          (k) Except as set forth on Schedule 4.10(k), PDI has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     4.11   Employee Matters; Benefit Plans; ERISA.

          (a) Except as may be disclosed in Schedule 4.11(a), PDI has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of PDI and, to the knowledge of PDI, there is no present effort nor existing proposal to attempt to unionize any group of employees of PDI.

          (b)   Except as may be disclosed in Schedule 4.11(b):

               (i) PDI is and has been in material compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and PDI is not engaged in any unfit labor practices;

               (ii) There is no material unfair labor practice complaint against PDI pending or, to the knowledge of PDI, threatened before the National Labor Relations Board;

               (iii) There is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of PDI, threatened against or directly relating to PDI; and

               (iv) PDI has not experienced any material work stoppage or other material labor difficulty during the past year.

          (c) Except as described and attached to Schedule 4.11(c), PDI is not a party to any agreement for the employment, retention or engagement or severance of any officer, employee, agent, advisor or consultant.

          (d) Schedule 4.11(d) contains a correct and complete list of all Benefit Plans maintained by PDI or to which PDI or any ERISA Affiliate (as defined below) contributes. PDI has delivered or made available to Parent, with respect to all such Benefit Plans, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years (including all attachments thereto); the most recent report of the enrolled actuary for any plans requiring actuarial valuation; all trust agreements with respect to the Benefit Plans; plan contracts with service providers or insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; the most recent annual audit and accounting of plan assets for all funded plans; and the most recent Internal Revenue Service ("IRS") determination letter or opinion letter for all plans qualified under Section 401(a) of the Code.

          (e) Neither PDI nor any ERISA Affiliate participates in or maintains or has ever maintained or been obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA), and neither PDI nor any ERISA Affiliate has withdrawal liability with respect to any multi-employer plan.

          (f) Neither PDI nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

          (g) PDI has made full payment of all amounts it is required, under applicable law or the terms of each Benefit Plan, to have contributed thereto before the Closing Date for all periods through and including the close of the last plan year ending prior to the Closing Date, or proper accruals for such contributions have been made and are reflected on its balance sheet and books and records. PDI will pay such contributions to the Benefit Plans for the current plan year prior to the Closing Date, or, if any such contributions will not be due prior to the Closing Date, has made adequate provision for reserves therefor. All such contributions are fully deductible by PDI for purposes of PDI's federal income taxes, and PDI has no actual or potential liability for the 10 percent tax imposed by section 4972 of the Code.

          (h) All Taxes, penalties, interest charges and other financial obligations to federal, state and local governments and to participants or beneficiaries under the Benefit Plans with respect to any period ending on or before the Closing Date have been or will be met in full on or before the Closing Date.

          (i) All reports, returns, notices and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed.

          (j) Each Benefit Plan required to be listed on Schedule 4.11(d) that is intended to be qualified under Section 401 of the Code is (and from its establishment has been) the subject of a favorable determination letter or opinion letter issued by the IRS, and no such determination letter or opinion letter has been revoked nor, to PDI's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code. Each trust maintained under any such Benefit Plan is (and from its establishment has been) exempt from federal income tax under Section 501 of the Code.

          (k) Each Benefit Plan required to be listed on Schedule 4.11(d) complies, in both form and operation, with the applicable requirements of ERISA, the Code and other applicable law. There are no pending investigations by any governmental agency involving such Benefit Plans, no termination proceedings involving the Benefit Plans, and, to PDI's knowledge, no threatened or pending claims (except for routine claims for benefits), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability nor, to PDI's knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

          (l) Neither PDI nor any "party in interest" (as defined in section 3(14) of ERISA) or "disqualified person" (as defined in section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory, administrative, or regulatory exemption is not available. No Benefit Plan has been (or will be as a result of the transactions contemplated hereby) completely or partially terminated or has been (or will be as a result of the transactions contemplated hereby) subject to a "reportable event" (as defined in section 4043 of ERISA) or to any event requiring disclosure under section 4062(e) or 4063(a) of ERISA.

          (m) PDI is in full compliance with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the health insurance obligations (sometimes referred to as "HIPAA") imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA.

          (n) Other than the group health plan continuation coverage requirements required by applicable law (as described in subsection (m) above), the cost of which is fully paid by the former employee or his or her dependent, PDI does not maintain retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

          (o) Prior to the Closing Date, PDI will not establish any new Benefit Plan for the employees of PDI, except with the written consent of Parent, nor will PDI amend or modify any existing Benefit Plan as to any benefit or in any other way, except with the written consent of Parent.

          (p) Except as set forth on Schedule 4.11(p), PDI is not a party to any oral or written agreement with any director, executive, officer or other key employee, the benefits of which are contingent or the terms of which are materially altered or permit termination, upon the occurrence of a transaction of the nature contemplated by this Agreement, and which provides for the payment of in excess of Fifty Thousand Dollars ($50,000), or agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     4.12 Personnel. Schedule 4.12 contains (i) the list of all persons employed by, or engaged as an independent contractor by, PDI and (ii) an accurate and complete list of the wage rates for all such persons employed by PDI by classification. PDI is not in default with respect to any material obligation to any of its employees or independent contractors.

     4.13   Title to and Condition of Properties.

          (a) Except as described in Schedule 4.13(a), PDI collectively owns or uses all of the personal property included in the balance sheet (the "Balance Sheet") dated as of December 31, 2002, (the "Balance Sheet Date") (except assets as have been disposed of in the ordinary course of PDI's business since the Balance Sheet Date), which owned assets are free and clear of all Encumbrances and rights to possession of third parties, of every type and nature. The assets of PDI are sufficient to carry on the business of PDI in the ordinary course as presently conducted. Other than as disclosed in
Schedule 4.13(a) or specifically provided for in this Agreement, PDI has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of PDI, and, except for property leased by PDI, to PDI's knowledge, no person or other company has any right to possession, use or occupancy of any of the property used by PDI.

          (b) Except for inventory that is excess, damaged or obsolete, for which PDI has established in the aggregate an adequate reserve in the Balance Sheet in accordance with GAAP, the inventory reflected in the Balance Sheet and not disposed of or reserved since such date is of good and merchantable quality, of a quantity and quality saleable in the ordinary course of business of PDI in accordance with past practices and is adequate as of the date hereof for the business of PDI as conducted as of such date.

          (c) Equipment used by PDI in the conduct of its business is, as of the date hereof, taken as a whole in good and operating condition (reasonable wear and tear excepted) and is sufficient to carry on the business of PDI in the ordinary course as it is presently conducted.

     4.14 Product and Service Warranties. Except as set forth on Schedule 4.14, each product or service delivered or licensed by PDI has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and PDI has no liability for replacement or repair thereof or other damages in connection therewith, except for liabilities incurred in the ordinary course of business, and no product or service delivered or licensed by PDI is subject to any guaranty, warranty, or other indemnity.

     4.15   Intellectual Property.

          (a) Except as set forth on Schedule 4.15(a), PDI owns, free and clear of all liens, mortgages, security interests, charges and encumbrances of every nature, kind and description, and has good and merchantable title to, or holds adequate licenses or otherwise possesses all rights necessary to use, all patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), the domain name www.paragondynamics.com, all other names embodying business or product goodwill (or both), inventions, discoveries and improvements, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, computer programs, software, including all object and source codes, programming tools and all other techniques used or necessary for the conduct of the Business as now conducted (collectively, the "Intellectual Property").

          (b)   Schedule 4.15(b) contains an accurate and complete list of
(i) all such patents, trademarks, trade names, service marks, assumed names and copyrights, and all applications therefor, and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers; (ii) all licenses, permits and other agreements relating thereto; and (iii) all agreements relating to any of the Intellectual Property that PDI is licensed or authorized to use by others. The patents, trademarks, service marks and copyrights, licenses, permits and other agreements constituting a part of the Intellectual Property and solely owned by PDI are valid, subsisting and enforceable, and are duly recorded in the name of PDI.

          (c) All software, other than generally available software such as Microsoft Word, Lotus 1-2-3, and the like, and generally available system development tools, that is either marketed to customers of PDI as a program or as part of a service to support the Business is owned by PDI or PDI has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or Encumbrance, except as may be set forth in any license agreement listed in Schedule 4.15(c). To the extent third party software is marketed to customers of PDI together with the Intellectual Property solely owned by PDI, the third party rights have been identified in Schedule 4.15(c), all necessary licenses have been obtained and no royalties or payments are due from PDI to third parties except as identified on Schedule 4.15(c).

          (d) Except as set forth on Schedule 4.15(d), PDI has the sole and exclusive right to use the patents, service marks and copyrights listed in Schedule 4.15(b) and, to the knowledge of PDI, the trademarks and trade names listed in Schedule 4.15(b), in each case, in all jurisdictions in which the Business is conducted or in which any products of the Business are distributed, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

          (e) No claims have been asserted by any Person challenging or questioning the ownership, validity, enforceability or use by PDI of any of the Intellectual Property and, to the knowledge of PDI, there is no valid basis for any such claim, and the use or other exploitation of the Intellectual Property by PDI does not infringe on or dilute the rights of any Person; and, to the knowledge of PDI, no Person is infringing on the rights of PDI with respect to any of the Intellectual Property.

          (f) PDI has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property of PDI, including computer programs, trade secrets and other confidential information. Except as disclosed in Schedule 4.15(f), no Person has any marketing rights to the Intellectual Property of PDI. No Person listed in such schedule is in breach or default under its obligations.

          (g) Each employee, officer, consultant and contractor of PDI and/or any other person or entity developing intellectual property on behalf of PDI as identified on Schedule 4.15(g) has entered into and executed an ownership and nondisclosure agreement (collectively, the "Ownership and Nondisclosure Agreements") substantially in the form attached to this Agreement as Exhibit A.

          (h) PDI has made available to Parent all documents in PDI's custody, possession or control with respect to any invention, discovery, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documents shall be accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, discovery, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use.
4.16	Insurance.  All material insurable properties owned or held by
PDI, and all insurable risks related to the Business, are adequately insured by insurers which are, to PDI's knowledge, financially sound and reputable, in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, property damage, product liability, general liability, workers compensation, fidelity bonds, professional liability insurance and errors and omissions insurance, and against other risks and in such amounts as would be prudently insured against by comparable businesses and as may be required by law or any agreement to which PDI is a party. Schedule 4.16 lists all policies of insurance owned or held by PDI or insuring its assets. All current premiums and any other obligations under such insurance have been paid, and, to the knowledge of PDI, all such policies are valid and enforceable and in full force and effect on the date hereof. PDI has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

     4.17   Relationships.

          (a) PDI has no knowledge of any present or future conditions or state of facts or circumstances which would materially adversely affect PDI after the Closing Date.

          (b) Schedule 4.17(b) lists the 10 most important customers of PDI as a percentage of revenues for fiscal years 2001 and 2002. PDI's relationships with its customers, clients and vendors are satisfactory, and PDI has no knowledge of any facts or circumstances, including a change of control in the ownership of PDI, that might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships and the Business.

          (c) Except as disclosed in Schedule 4.17(c), PDI has no knowledge of and has not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of PDI, any purchaser of goods or services from PDI, any employee or independent contractor significant to the conduct or operation of PDI or any party to any agreement to which PDI is a party.

          (d) PDI has no knowledge of any present or future condition or state of facts or circumstances, including a change of control in the ownership of PDI, that would materially prevent the Business of PDI from being carried on after the Closing Date in essentially the same manner as it is presently being carried on.

     4.18   Compliance With Laws.

          (a) Except as set forth in Schedule 4.18(a), the operations and activities of PDI has previously and continues to comply in all material respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws") as in effect on or before the date of this Agreement, including without limitation, all rules and regulations of the Occupational Safety and Health Administration. The conduct of the business of PDI as presently conducted does not conflict with the rights of any other Person or violate or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect or any Encumbrance, lease, license, agreement, Laws or understanding to which PDI is a party or by which it may be bound or affected. PDI has received no notice or communication from any Person asserting a failure to comply with any Laws, nor has PDI received any notice that any authority or third party intends to seek enforcement against PDI to compel compliance with any such Laws.

          (b) (i) PDI has not made, and, to the knowledge of PDI, no officer, director, employee, agent or other representative of any of them acting on behalf thereof has made, directly or indirectly, with respect to the business of PDI, any illegal bribes, kickbacks or other illegal payments of a similar nature, or illegal political contributions with corporate funds not recorded in the corporate records of PDI, illegal payments from corporate funds to governmental officials, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad, and (ii) neither PDI nor any officer, employee or agent of PDI acting on its behalf, nor any other Person acting on its behalf has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder PDI (or assist PDI in connection with any actual or proposed transaction) which (A) might subject PDI to any damage or penalty in any civil, criminal or governmental litigation or proceeding,
(B) if not given in the past might have had an adverse effect on the assets, business or operation of PDI, or (C) if not continued in the future, might adversely affect the assets, the Business or the operations or prospects of PDI.

     4.19   Environmental Matters.

          (a) PDI has not obtained and is not required to obtain, any permits, licenses or other authorizations under any applicable Environmental Laws.

          (b) Except as set forth on Schedule 4.19, PDI is, to its knowledge, in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Except as set forth on Schedule 4.19, since PDI's incorporation, no written notice, demand, request for information, citation, summons or complaint has been received or order has been issued, no complaint has been filed, no suit or action has been instituted, no penalty has been assessed and no investigation or review is pending or, to the knowledge of PDI, threatened by any governmental entity or other Person with respect to any (i) alleged violation by PDI of any Environmental Law or liability thereunder, (ii) alleged failure by PDI to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (iii) release of Hazardous Substances by or on behalf of PDI, or (iv) any Environmental Liabilities attributed to PDI.

          (c) Except as set forth on Schedule 4.19, there are no Environmental Liabilities that have had, or could reasonably be expected to have individually, or in the aggregate, a material adverse effect with respect to PDI.

          (d) Except as set forth on Schedule 4.19, to the knowledge of PDI, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by PDI or a material fine or penalty imposed on or attributable to PDI, or that may otherwise have a material adverse effect with respect to PDI or does or could interfere with or prevent compliance with any Environmental Laws or give rise to any common law or other legal liability.

          (e) No Hazardous Substances have been manufactured, treated, stored, transported or disposed of by PDI, or otherwise deposited by PDI, in or on or are present beneath properties currently or formerly owned, leased or used by PDI in violation of, or which may be required to be investigated or remediated under, any applicable Environmental Laws.

          (f) There has been no disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substance as a result of the actions or omissions of PDI (i) on, from or affecting any properties owned, leased or used by PDI, or (ii) for which PDI is, is alleged or may be held to be, responsible as a result of conduct occurring or conditions existing at or before Closing.

     4.20 No Undisclosed Liabilities or Obligations. PDI has no material liability or obligation, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due (and there is no past or present fact, situation, circumstance, condition or other bias for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against PDI giving rise to any such liability), except:

          (a) for liabilities or obligations accrued for or reserved against on the Financial Statements;

          (b) for liabilities or obligations of the same type incurred in the ordinary course of business of PDI since the date of the most recent balance sheet included in the Financial Statements; and

          (c)   as may be disclosed in Schedule 4.20(c).

     4.21 Receivables. Schedule 4.21 sets forth a true and complete list of all Receivables and the aging thereof. All Receivables represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle PDI to collect such Receivables, and have been fully collected or are fully collectible as of the Closing Date or are fully reserved against in the Balance Sheet.

     4.22 Documentation. True and complete copies of all Disclosure Documents referred to in the Schedules have been delivered by PDI to Parent or are attached to the relevant Schedules.

     4.23 Related Party Transactions. Except as set forth on Schedule 4.23 or on any other Schedule and except for de minimus transactions having an aggregate fair market value less than or equal to $10,000, there have been no transactions or contractual relationships during the two (2) fiscal years ended December 31, 2000 or between December 31, 2000 and the date hereof, and no agreement or understanding to enter into or consummate any transactions or contractual relationships between PDI on the one hand and (a) any of PDI's officers, directors, employees, representatives, or agents or (b) any family member (by blood or marriage) or Affiliate of any of the foregoing, directly or indirectly, on the other hand. All such transactions have been on terms and conditions no less favorable to PDI than could have been obtained from any independent party after arms-length negotiations. Schedule 4.23 sets forth the relationship between any such Person and PDI.

     4.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of PDI capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     4.25 Brokers. No Person other than KKCO, Inc. will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Parent or the Surviving Corporation for any commission, fee or other compensation as a finder or broker because or any act or omission by PDI or the PDI Shareholders.

     4.26 Disclosure. No representation or warranty by PDI contained in this Agreement, and no statement contained in any document, list (including, without limitation, the Schedules), certificate or other communication furnished or to be furnished by or on behalf of PDI to Parent or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, list, certificate or other writing. PDI has not knowingly failed to disclose to Parent any facts material to the operations, condition (financial or otherwise), liabilities, assets, earnings, prospects or working capital of PDI or the Business.

      ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE PDI SHAREHOLDERS

     As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each PDI Shareholder hereby makes the following representations and warranties as of the date hereof, each of which is relied upon by Parent and Merger Sub regardless of any investigation made or information obtained by or on behalf of Parent:

     5.1   Shareholder Power and Authority; Ownership.

          (a) Each PDI Shareholder is an adult individual with full power and authority to own his or her properties, to manage his or her fiscal affairs and to enter into this Agreement and each of the Related Agreements to which he or she is a party and to agree to the transactions contemplated hereby and thereby and to perform all of his obligations hereunder and thereunder. No PDI Shareholder is subject to any legal disability which would prevent him or her from performing under this Agreement or any Related Agreement, and no order has been entered appointing a receiver for any PDI Shareholder or his or her assets. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against such PDI Shareholder seeking to enjoin the execution and delivery of this Agreement, the Related Agreements or consummation of the transactions contemplated hereby or thereby.

          (b) This Agreement and each of the Related Agreements to which such PDI Shareholder is a party constitutes the legal, valid and binding obligations of such PDI Shareholder, enforceable against such PDI Shareholder in accordance with his respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (c) Each PDI Shareholder owns that number of Shares set forth in Schedule 5.1(c), which in the aggregate constitute all of the issued and outstanding capital stock of PDI. Each PDI Shareholder has good and marketable title to all of the Shares set forth opposite such PDI Shareholder's name on Schedule 5.1(c), free and clear of all Encumbrances and restrictions, legal or equitable, of every kind. Each PDI Shareholder has full and unrestricted legal right, power, and authority to sell, assign, and transfer the Shares without obtaining the consent or approval of any other person, entity, or governmental authority and the delivery of the Shares to Parent pursuant to this Agreement will transfer valid title thereto, free and clear of all Encumbrances, claims, and restrictions of every kind, except for restrictions on transferability imposed by federal and state securities laws. Each PDI Shareholder hereby waives, as of the Closing Date, all rights that exist pursuant to all shareholder agreements and other contractual rights or charter document provisions relating to the transferability of their respective Shares, as and to the extent necessary to permit the consummation of the transactions provided for herein.

     5.2   Securities Matters.

          (a) Each PDI Shareholder understands that none of the shares of Parent Stock included in the Merger Consideration has been registered under the Securities Act, on the grounds that the issuance thereof to the PDI Shareholders in connection with the Merger is exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act ("Regulation D"), and that the reliance of Parent on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgements set forth in this
Section 5.2.

          (b) The Parent Stock will be acquired by each PDI Shareholder for his or her own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act, and such PDI Shareholder will not distribute or transfer any of the Parent Stock in violation of the Securities Act.

          (c) Each PDI Shareholder: (i) acknowledges that the Parent Stock to be issued to such PDI Shareholder is not registered under the Securities Act and must be held indefinitely by such PDI Shareholder unless the Parent Stock is subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of the Parent Stock made under Rule 144 of the Securities and Exchange Commission under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not now and for a period of at least one year following the Closing Date hereof will not be, available for use by such PDI Shareholder for resale of the Parent Stock, and (iv) is aware that Parent is not obligated to register any sale, transfer or other disposition of the Parent Stock.

          (d) Each PDI Shareholder has such knowledge and experience in financial and business matters that such PDI Shareholder is fully capable of evaluating the risks and merits of such Shareholder's investment in the Parent Stock.

          (e) Each PDI Shareholder acknowledges and agrees that the certificates representing the Parent
Stock issuable to such PDI Shareholder will contain a restrictive legend noting the restrictions on transfer described in this Section and under federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Parent's stock transfer agent.

    ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

     As a material inducement for PDI to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by PDI regardless of any investigation made or information obtained by PDI:

     6.1   Organization, Existence and Capital Stock.

          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as presently conducted.

          (b) The authorized capital stock of Parent consists of preferred stock, $.001 par value per share, 10,000,000 shares of which are validly authorized and none of which is issued or outstanding and of common stock, $.001 par value per share, 50,000,000 shares of which are validly authorized and 26,856,971 shares of which are validly issued, outstanding, fully paid and non-assessable. The Parent's common stock has been duly and validly registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which registration is in full force and effect. Merger Sub's authorized capital consists of One Thousand (1,000) shares of common stock, par value $.001 per share (the "Merger Sub Common Stock"), all of which shares are issued and registered in the name of Parent. All of the Merger Sub Common Stock is validly issued and outstanding, fully paid and non-assessable, free and clear of all liens and encumbrances. Parent has the corporate power to vote such shares of Merger Sub Common Stock pursuant to this Agreement. Parent has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub to approve the Merger.

          (e) None of the outstanding shares of Parent's capital stock has been issued in violation of any preemptive rights of the current or past stockholders of Parent, or any agreement to which Parent was or is a party or bound. All of the shares of Parent Stock issued in connection with the Merger will be, when issued in accordance with this Agreement, duly authorized, validly issued fully paid, nonassessable and free of all preemptive rights

          (f) Except as set forth on Schedule 6.1(f) there are no issued or outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Parent, or contracts, commitments, understandings or arrangements by which Parent is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     6.2 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, each of Parent and Merger Sub has the corporate power to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its certificate of incorporation, its by-laws or otherwise, to authorize the execution and delivery of this Agreement and such related documents. The execution and delivery of this Agreement does not, and the consummation of the Merger contemplated hereby will not, violate any provisions of the certificate of incorporation or by-laws of Parent or Merger Sub or any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Parent or Merger Sub is a party or by which it or its properties is bound, any legal or other restrictions of any kind to which Parent or Merger Sub is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Parent or Merger Sub. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the Merger contemplated hereby, have been approved by the Board of Directors of Merger Sub and the stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub and the stockholder of Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid obligation of Parent and Merger Sub and is legally binding on each in accordance with its terms.

     6.3   No Violations of Laws or Agreements, Consents or Defaults.

          (a) The delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Parent or Merger Sub or any assets of Parent or Merger Sub.

          (b) Except as set forth in Schedule 6.3(b) the delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, any agreement, instrument, or commitment to which Parent is party, by which it is bound, or to which any of Parent's property is subject, and no consent or approval is required from any third party for the Merger.

          (c) Parent is not in default under, or in violation of any provision of, its certificate of incorporation, by-laws, or any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment or any other agreement which is material to Parent.

     6.4   SEC Filings.

          (a) Parent has provided or made available to PDI and the PDI Shareholders copies of each of the periodic reports and other documents filed by Parent with the Securities and Exchange Commission ("SEC"). Parent has filed all reports, documents and other information required of it to be filed with the SEC (the "Parent SEC Reports"). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. None of Parent's subsidiaries is required to file any form, reports or other documents with the SEC. No disclosure included in any of the Parent SEC Reports included any statement that, when made or, if such Parent SEC Reports were subsequently amended, when amended, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which such statements were made, not materially misleading. Since the filing of the most recent Parent SEC Report, Parent has not omitted to disclose to the PDI Shareholders any material adverse change.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials") (x) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP and (z) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

     6.5 Subsidiaries. Merger Sub does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Merger Sub is not a party to any joint venture or partnership.

     6.6 No Contracts or Liabilities. Other than the obligations created under this Agreement, Merger Sub has no obligations or liabilities (contingent or otherwise) under any contracts, claims, leases, loans or otherwise.

     6.7 Related Party Transactions. Except as disclosed in the Parent SEC Reports, no director, officer or employee of Parent is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any such person, nor is any such person a party to any transaction (other than as an employee) with Parent providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person.

     6.8 Brokers. No Person other than Bayme Capital Group will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon the PDI Shareholders or the Surviving Corporation for any commission, fee or other compensation as a finder or broker because or any act or omission by Parent or its Affiliates.

          ARTICLE VII.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     7.1 Survival of Representations. All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of eighteen months following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1 and 6.1 (Organization; Qualification and Capital Stock; Corporate Records), Section 5.1(c) (Shareholder Power and Authorization; Ownership), Section 4.8 (Tax Matters) and 4.11 (Employee Matters; Benefit Plans; ERISA) shall survive the Closing and any investigations made by or on behalf of the relevant party until expiration of the applicable statute of limitations. All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 7.1, 9.2(a), and 9.3(a). Notwithstanding the foregoing, the covenants and agreements of the Parent and the PDI Shareholders made herein shall survive the Closing and shall continue in full force and effect indefinitely. The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

     7.2   Indemnification.

          (a) Subject to the terms and conditions of this Article VII, the PDI Shareholders jointly and severally shall indemnify, defend and hold harmless Parent and the Surviving Corporation (and their respective officers, directors, employees, Affiliates, successors or assigns other than the PDI Shareholders) (collectively, the "Parent Indemnified Parties"), from and against all Claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties (collectively, "Damages") asserted against, resulting to, imposed upon, suffered or incurred by a Parent Indemnified Party, directly or indirectly, by reason of or resulting from (i) any failure of PDI to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement or any Related Agreement and/or (ii) a breach of any representation, warranty, covenant or agreement of PDI or any PDI Shareholder contained in or made pursuant to this Agreement or any of the Related Agreements; provided, however, that this Section 7.2(a) shall not apply to any Damages suffered by the Parent Indemnified Parties as a result of Purchase Price Adjustment for which a payment has been received by Parent pursuant to Section 3.4(c)(iv) hereof.

          (b) Subject to the terms and conditions of this Article VII, Parent shall indemnify, defend and hold harmless the PDI Shareholders (and their respective heirs, representatives and assigns) (collectively, the "PDI Indemnified Parties") at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by the PDI Indemnified Parties, directly or indirectly, by reason of or resulting from: (i) any failure of Parent or Merger Sub to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement or any Related Agreement; or (ii) a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in or made pursuant to this Agreement provided, however, that this Section 7.2(b) shall not apply to any Damages suffered by the PDI Indemnified Parties as a result of Purchase Price Adjustment for which a payment has been received by the PDI Shareholders pursuant to Section 3.4(c)(iv) hereof.

     7.3 Conditions of Indemnification. The obligations and liabilities of Parent, on the one hand, and the PDI Shareholders, on the other hand, as indemnifying parties (each, an "Indemnifying Party") to indemnify the PDI Indemnified Parties or the Parent Indemnified Parties, as applicable (each, an "Indemnified Party"), under Section 7.2 with respect to Claims made by third parties shall be subject to the following terms and conditions:

The Indemnified Party shall give written notice to the Indemnifying Party of any Damages with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such Claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 7.2 unless it shall have been prejudiced by the omission to provide such notice. In case any Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under Section 7.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such Claim, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense (but not more than one counsel). The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Claim to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof. The Indemnifying Party further agrees that it will not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such Claim.

     7.4 Remedies Cumulative. Except as expressly provided in this Agreement, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                           ARTICLE VIII.  COVENANTS.

     8.1 Public Disclosures. Parent and PDI will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of NASDAQ. The parties shall issue a joint press release, mutually acceptable to PDI and Parent, promptly upon execution and delivery of this Agreement.

     8.2 Confidentiality. Parent, PDI, the Surviving Corporation and the PDI Shareholders and shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other party furnished to it by the other party or its representatives in connection with the transactions contemplated by this Agreement, including, without limitation, the terms and conditions of the Agreement (except to the extent that such information shall be shown to have been (a) already known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished) ("Confidential Information"), and each party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

     8.3   Creation of PDI Stock Option Plan.

          (a) At the Effective Time, Parent shall reserve options to purchase 160,000 shares of Parent Stock (each, a "Parent Option") for employees of the Surviving Corporation.

          (b) The number of Parent Options reserved for employees of the Surviving Corporation shall be increased by 0.2 Parent Options for each $1.00 that the actual EBITDA generated by the Surviving Corporation during any Performance Period exceeds such Performance Period's EBITDA Target, such increase to become effective within 30 days of the delivery of the Annual Financial Statements pursuant to Section 8.5(b) hereof.

          (c) All material terms and conditions of the Parent Options, including the expiration dates and vesting schedules, shall be determined by the Management Committee, subject to ratification by the Board of Directors of Parent.

          (d) The Management Committee shall review on an annual basis the number of Parent Options available for grant to the Surviving Corporation's employees and reserve additional Parent Options for grant to the Surviving Corporation's employees if the Executive Committee shall determine, in its sole discretion, that reservation of additional Parent Options is appropriate.

     8.4 Douglas L. Hartmann to be Appointed to Management Committee. Promptly after the Closing, Parent will cause Douglas L. Hartmann to become a member of the Management Committee.

     8.5   Performance Period Financial Statements.

          (a) Quarterly Reports. Within 30 days after the end of each fiscal quarter of the Surviving Corporation, the Surviving Corporation shall deliver to Parent and the PDI Shareholders an unaudited income statement for such quarter and an unaudited balance sheet as of the end of such quarter. These quarterly financial statements ("Quarterly Financial Statements") shall
(i) be prepared in accordance with GAAP, (ii) set forth the EBITDA of the Surviving Corporation for such quarter (including the figures used and calculations made to determine the EBITDA); provided, however, that the EBITDA set forth in the Quarterly Financial Statements shall not be normalized by the amount of any notional contribution to Parent for Parent's public company expenses, (iii) calculate the amount of cash deposited into the Parent Account during such quarter and (iv) be certified by the Chief Executive Officer of the Surviving Corporation.

          (b) Semi-Annual Reports. Within 30 days after the end of each six-month period consisting of two fiscal quarters of the Surviving Corporation, the Surviving Corporation shall deliver to Parent and the PDI Shareholders an unaudited income statement for such quarter and an unaudited balance sheet as of the end of such quarter. These semi-annual financial statements ("Semi-Annual Financial Statements") shall (i) be prepared in accordance with GAAP, (ii) set forth the EBITDA of the Surviving Corporation for such six-month period (including the figures used and calculations made to determine the EBITDA); provided, however, that the EBITDA set forth in the Semi-Annual Financial Statements shall not be normalized by the amount of any notional contribution to Parent for Parent's public company expenses, (iii) calculate the amount of cash deposited into the Parent Account during such six-month period and (iv) be certified by the Chief Executive Officer of the Surviving Corporation.

          (c) Annual Reports. Within 60 days after the end of each fiscal Performance Period of the Surviving Corporation, the Surviving Corporation shall deliver to Parent and the PDI Shareholders an income statement for such Performance Period and a balance sheet as of the end of such Performance Period. These annual financial statements ("Annual Financial Statements") shall (i) be prepared in accordance with GAAP, (ii) set forth the EBITDA of the Surviving Corporation for such Performance Period (including the figures used and calculations made to determine the EBITDA); provided, however, that the EBITDA set forth in the Annual Financial Statements shall not be normalized by the amount of any notional contribution to Parent for Parent's public company expenses, (iii) calculate the amount of cash deposited into the Parent Account during such Performance Period, (iv) be certified by the Chief Executive Officer of the Surviving Corporation and
(v) be prepared on a basis consistent with the Financial Statements.

     8.6 Accounting Disputes. Notwithstanding anything to the contrary in this Agreement, if the PDI Shareholders or Parent have any dispute relating to the amount of EBITDA or cash deposited into the Parent Account reported on any Performance Period Financial Statement, then the PDI Shareholders or Parent, as applicable, will notify the other, in writing, of each disputed amount (collectively, the "Disputed Amounts"), specifying the grounds for such dispute, within 15 Business Days after delivery of such Performance Period Financial Statement. If Parent and the PDI Shareholders cannot resolve any such dispute within 10 Business Days after delivery of such notice, then such dispute will be resolved by an independent accounting firm reasonably acceptable to Parent and the PDI Shareholders (the "Independent Accounting Firm"). If Parent and the PDI Shareholders do not agree upon a mutually acceptable Independent Accounting Firm within the 10 Business Day period after delivery of the notice, Parent and the PDI Shareholders will each select an independent accounting firm, and the Independent Accounting Firm will be selected by the firms chosen by Parent and the PDI Shareholders. The determination of the Independent Accounting Firm (i) will be made as promptly as practicable; (ii) will be prepared in accordance with GAAP and this Agreement; and (iii) will be final and binding on the parties, absent manifest error, which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm will be allocated evenly between Parent and the PDI Shareholders, provided, however, that if the determination of the Independent Accounting Firm results in a restatement of more or less than 10% of the EBITDA or cash deposited into the Parent Account claimed by the party raising the Disputed Amounts, then the other party shall pay all expenses related to the engagement of the Independent Accounting Firm.

     8.7	Audit; Cooperation.  Following the Closing, the PDI Shareholders
jointly and severally shall cooperate with Parent and the Surviving
Corporation in connection with Parent's preparation of financial statements, and, if necessary, an audit (the "Audit") of the financial performance of PDI, for all periods required in connection with Parent's reporting obligations under the United States securities laws. Such cooperation shall include, but not be limited to, providing full access to the Books and Records, any work papers generated in connection therewith, PDI personnel, PDI's outside auditors and assisting Parent in obtaining any required consent of such outside auditors in connection with Parent's reporting obligations under the United Stated securities laws.

     8.8 Key Man Life Insurance. Within 30 days of Closing, the PDI Shareholders shall use their best efforts to deliver to Parent the $2,400,000 key-man life insurance policies on the life of each of Douglas L. Hartmann and Roger D. Stapleton. Until January 31, 2007, the PDI Shareholders shall be responsible for payment of all premiums applicable to the $2,400,000 key-man life insurance policies on the life of each of Douglas L. Hartmann and Roger
D. Stapleton, with Parent being the owner and beneficiary of such policies.

                    ARTICLE IX.  CONDITIONS TO CLOSING.

     9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent, Merger Sub and PDI):

          a) None of Parent, Merger Sub or PDI nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or business of PDI, taken as a whole.

          (b) No statute, rule or regulation, shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger or any other significant transaction contemplated hereby illegal.

          (c) Parent, Merger Sub and PDI shall have received all consents, approvals and authorizations of third parties that are required of such third parties prior to the consummation of the Merger, in form and substance acceptable to Parent or PDI, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the business of the Surviving Corporation.

     9.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

          (a) The representations and warranties of PDI and the PDI Shareholders contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of PDI and the PDI Shareholders that are not so qualified shall be true in all material respects.

          (b) PDI and the PDI Shareholders shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

          (c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby, (b) could reasonably be expected to have a material adverse effect on Parent's ability to exercise control over or manage PDI after the Closing or
(c) could reasonably be expected to have a material adverse effect on the Business or PDI.

          (d) On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

          (e) PDI shall have delivered to Parent a certificate, dated the Closing Date, executed by the Secretary of PDI, certifying as to (a) PDI's certificate of incorporation, (b) PDI's by-laws, (c) resolutions with respect to the transactions contemplated by this Agreement adopted by PDI's board of directors and shareholders and attached to such certificate, and (d) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of PDI.

          (f) Parent shall have received an opinion of Patton Boggs LLP, counsel to PDI, dated the Closing Date, in form and substance reasonably satisfactory to Parent.

          (g) Each of Douglas L. Hartmann and Roger D. Stapleton shall have entered into an employment agreement with the Surviving Corporation (collectively, the "Employment Agreements"), substantially in the form of Exhibit B-1. Jeffrey J. Byrnes shall have entered into an agreement not to compete (the "Non-Competition Agreement"), substantially in the form of Exhibit B-2.

          (h) Each PDI Shareholder shall have entered into a lock-up agreement with Parent (collectively, the "Lock-up Agreements"), substantially in the form of Exhibit C.

          (i) PDI shall have furnished Parent with copies of the Ownership and Nondisclosure Agreements signed by each employee, officer, consultant or contractor of PDI identified on Schedule 4.15(g).

          (j) Parent shall have received stock certificates representing the Shares.

          (k) No material adverse change affecting PDI shall have occurred.

     9.3 Conditions to the Obligations of PDI and the PDI Shareholders. The obligations of PDI and the PDI Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

          (a) The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be true in all material respects.

          (b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

          (c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby or (b) could reasonably be expected to have a material adverse effect on the business of Parent or the Surviving Corporation.

          (d) On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.
ARTICLE X.   MISCELLANEOUS.

     10.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

     If to Parent or Merger Sub:
     ---------------------------

          Zanett, Inc.
          135 East 57th Street
          15th Floor
          New York, NY  10022
          Attention:  Pierre-Georges Roy, Chief Legal Officer

     with a copy to:
     ---------------

          Drinker, Biddle & Reath, LLP
          One Logan Square
          18th and Cherry Streets
          Philadelphia, PA  19103
          Attention:  Stephen Burdumy

     If to PDI or the PDI Shareholders:
     ----------------------------------

          Paragon Dynamics, Inc.
          8 Inverness Drive East
          Suite 108
          Englewood, CO 80112

     with a copy to:
     ---------------

          Patton Boggs LLP
          1660 Lincoln Street
          Suite 1900
          Denver, CO 80264
          Attention:  Robert M. Bearman

     All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

     10.2 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     10.3 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts of law principles.

     10.4 Right of Setoff. Notwithstanding any provision hereof to the contrary, Parent shall be entitled to set-off (i) any amounts due to Parent from the PDI Shareholders (or any one or more of them) hereunder, whether by reason of overpayment of the Merger Consideration or, indemnification under
Article VII, or otherwise, against (ii) amounts due from Parent to the PDI Shareholders (or any one or more of them) hereunder. Any set-off shall be applied against amounts payable to the PDI Shareholders in the chronological order all amounts of every kind payable to the PDI Shareholders are due until the set-off is complete. Notwithstanding any provision hereof to the contrary, upon the occurrence of any event or existence of any condition which Parent reasonably believes will result in a claim for indemnification under Article VII, Parent may withhold from amounts otherwise due hereunder an amount equal to Parent's reasonable estimate of the amount of such claim until such time as the actual amount of Parent's indemnification claim, and right of set-off hereunder, is determined. Claims for indemnification for which Parent exercises its right of set-off hereunder shall be submitted to binding arbitration in Colorado in accordance with the rules and regulations of the American Arbitration Association. The arbitrators will be selected by the American Arbitration Association. The determination of the arbitrator(s) will be conclusive and binding upon the parties, and any determination by the arbitrator(s) of any award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement. Each party will bear its own expenses with respect to such arbitration. Any amount withheld by Parent pursuant to the set-off right under this Section 10.4 that the arbitrator(s) determine was in excess of the amount that the PDI Shareholders were liable under the indemnification claim brought to such arbitration shall be returned forthwith to the PDI Shareholders. The arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

     10.5 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Colorado in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Colorado.

     10.6 Integration of Exhibits and Schedules. All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

     10.7 Entire Agreement. This Agreement, the Related Agreements, including all Exhibits and Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     10.8 Expenses. Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

     10.9 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

     10.10 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     IN WITNESS WHEREOF, Parent, Merger Sub, PDI and the PDI Shareholders have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.


     ZANETT, INC.                            ZANETT INC. MERGER SUB PDI, INC.


     By:                                     By:
        ----------------------------            -----------------------------
     Name:                                   Name:
          --------------------------              ---------------------------

     Title:                                  Title
           -------------------------               --------------------------




     PARAGON DYNAMICS, INC.              PARAGON DYNAMICS, INC. SHAREHOLDERS:


     By:
        ----------------------------     ------------------------------------
                                         DOUGLAS L. HARTMANN
     Name:
          --------------------------

     Title:                              ------------------------------------
           -------------------------     ROGER D. STAPLETON


                                         ------------------------------------
                                         JEFFREY J. BYRNES


                                         ------------------------------------
                                         THEODORE A. BATCH

                                  EXHIBIT A


                   Ownership and Nondisclosure Agreements
                   --------------------------------------

                                  EXHIBIT B-1


                            Employment Agreement
                            --------------------

                                 EXHIBIT B-2


                          Non-Competition Agreement
                          -------------------------

                                 EXHIBIT C


                            Lock-Up Agreement
                            -----------------

                                Schedules

                               Schedule 2.4

Directors of Paragon Dynamics, Inc. (Surviving Corporation)

Douglas L. Hartmann
David M. McCarthy
Jack M. Rapport
Pierre-Georges Roy
Roger D. Stapleton

Officers of Paragon Dynamics, Inc. (Surviving Corporation)

Douglas L. Hartmann, CEO & President
Roger D. Stapleton, Executive Vice-President, Chief Operating Officer and Treasurer
Theodore A. Batch, Vice-President and Assistant Secretary
Jack M. Rapport, Vice-President and Assistant Treasurer
Pierre-Georges Roy, Vice-President and Secretary

                                Schedule 3.2


                      Cash Election Shares             Stock Election Shares
                      --------------------             ---------------------
Douglas L. Hartmann        550,000                           550,000

Roger D. Stapleton         550,000                           550,000

Jeffrey J. Byrnes          550,000                           550,000

Theodore A. Batch                0                           100,000

            Total        1,650,000                         1,750,000

                              Schedule 6.3(b)


                                   None